CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into as of December 23, 2004 (the "EFFECTIVE DATE"), by and between BRAINSTORM CELL THERAPEUTICS INC., a company incorporated under the laws of the State of Washington (the "COMPANY") and Mr. Ernest Muller ("MULLER").

      Whereas, Muller and the Company (the "PARTIES") entered into a Consulting Agreement dated August 10, 2004 (the "FIRST AGREEMENT") pursuant to which in consideration for services rendered Muller was issued 450,000 shares of the Common Stock of the Company (the "SHARES");

      Whereas, due to a discrepancy in the valuation of the Shares, the Parties have rescinded the First Agreement, Muller has surrendered the Shares to the Company for cancellation, and the Parties have agreed to enter into this new Consulting Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. SERVICES. Muller shall use its best efforts to perform the following services in a timely manner: to become familiar with the business and operations of the Company so that he (i) may introduce the company to entities or individuals that would enhance and accelerate the commercialization of the Company's technology and business objectives and (ii) work with the Company, if needed, on capital structure, management, reorganization and related corporate issues.

2. TERM. This Agreement shall be in effect for twelve months from August 10, 2004. Muller shall not be required to be available at any specific time for consultation; shall not be required to appear at the offices of the Company and may perform such service telephonically, by e-mail or in any other reasonable manner.

3. CONSIDERATION. For the valuable advice and services to be provided by Muller to the Company under this Agreement, the Company shall issue Muller a Warrant to purchase up to 450,000 shares of the Company's common stock at a per share purchase price of $0.00005. The Warrant shall be fully vested as of the date of issuance, exercisable at any time for a period of 10 years from such date and fully issued upon delivery thereof.

4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Muller that the statements contained in paragraph 4 are correct and complete as of the Effective Date: (a) The Company is a corporation duly organized, validly existing and active under the laws of its state of incorporation. (b) The Company has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (ii) enter into this Agreement and to consummate the transactions contemplated herein.

5. INDEMNITY. The Company agrees to indemnify, defend, and hold harmless Muller and his affiliates, counsel, employees, agents, successors, and assigns. (each, an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses, and liabilities (including any investigatory, legal, and other expenses incurred as they are incurred by an Indemnified Party in connection with preparing for or defending any action, claim, or proceeding, whether or not resulting in any liability) (collectively, "Indemnifiable Losses") to which any Indemnified Party may become subject or liable relating to or arising out of (a) the services to be performed under the Agreement, (b) any inaccuracy in or breach in the representations and warranties of the Company contained in this Agreement, and (c) any failure of the Company to perform its obligations under this Agreement, provided that the Company shall not be liable to an Indemnified Party in any such case to the extent that any such Indemnifiable Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted as a direct and proximate cause from the willful misconduct or gross negligence of an Indemnified Party. No Indemnified Party shall be liable, responsible, or accountable in damages and costs and expenses (including attorneys' fees) under this Agreement except for any liability for losses, claims, damages, or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party's gross negligence or willful misconduct. If for any reason, except as specifically provided herein, the foregoing indemnity for Indemnifiable Losses is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company, on the one hand, and the relative benefits received by and fault of Muller, on the other hand.

6. LEGAL MATTERS. This Agreement shall be interpreted under and governed by the laws of the State of New York. Any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

7. REPRESENTATION. The Company acknowledges that it has been given notice by Muller that Muller is not a licensed securities broker-dealer and therefore Muller is not required under this Agreement or any side agreement, whether verbally or in writing, to sell securities on behalf of the Company or any issuer affiliated with the Company. Moreover, the Company acknowledges that Muller does not intend to negotiate raising of capital transactions, does not intend to directly solicit purchasers of the Company's common stock, will not hold any funds or securities in a capital raising transaction, and the compensation due to Muller is not based on a specified percentage of any actual or proposed funds raised. The Company acknowledges that Muller has informed it that neither Muller nor any of its members or employees provides any legal advice or counsel.

8. INDEPENDENT CONTRACTOR. Muller is an independent contractor and may engage in other business activities. Since Muller is an independent contractor, nothing in this Agreement shall be interpreted to constitute that Muller is an agent, employee, or partner of the Company, nor shall either party have any authority to bind the other. In furtherance of, but without limiting the foregoing, Company shall not be responsible for payment of workers' compensation, disability benefits, unemployment insurance and for withholding or paying income taxes and social security for Muller but such responsibility shall be solely that of Muller.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties. There are no side agreements, whether verbally or in writing, between the Company and Muller.

10. CONFIDENTIALITY. The parties agree that the terms and all of the encompassing components of this Agreement shall be kept confidential, unless this information is required to be disclosed pursuant to any inquiries by federal, state, or local law enforcement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


By: /s/ Ernext Muller
    --------------------
    Ernest Muller


By: /s/ Yaffa Beck
    -------------------
    Name: Dr. Yaffa Beck
    Title: President & CEO